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                                                                    EXHIBIT 12.0

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)


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
                                                                      Year Ended December 31,
                                              -------------------------------------------------------------------------
                                                1996          1995           1994             1993               1992
                                              --------      --------        --------        --------           --------
 Interest Expense                             $142,100      $151,000        $ 73,300        $ 80,900           $ 92,500

 Estimated Interest Portion of
   Rent Expense (One-Third)                     17,362        16,865          19,289          20,701             16,178
                                              --------      --------        --------        --------           --------
 Fixed Charges                                $159,462      $167,865        $ 92,589        $101,601           $108,678
                                              ========      ========        ========        ========           ========

 Income From Continuing
   Operations Before Income Taxes             $558,000      $478,000        $504,700        $506,000           $392,100

 Add:       Fixed Charges                      159,462       167,865          92,589         101,601            108,678

            Dividends From Less Than
            50% Owned Companies                    359            968            835           2,395              2,278

 Less:      Equity in Earings of
            Less Than 50%
            Owned Companies                     (1,281)       (1,000)         (1,900)         (1,200)            (1,900)
                                              --------      --------        --------        --------           --------
 Earnings Before Fixed Charges                $716,540      $645,833        $596,224        $608,796           $501,156
                                              ========      ========        ========        ========           ========
 Ratio of Earnings to Fixed Charges              4.5x         3.8x            6.4x            6.0x               4.6x
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